Exhibit 99(a)
News Release
Integra Bank Corporation Reports First Quarter 2009 Results
EVANSVILLE, INDIANA – April 30, 2009 – Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported financial results for the first quarter of 2009.
The net loss available to common shareholders for the first quarter of 2009 was $28.5 million, or $1.37 per diluted share. The provision for loan losses was $31.4 million, down from $38.2 million during the fourth quarter of 2008, while net-charge-offs totaled $17.3 million, or 2.86% of total loans on an annualized basis. The high level of provision was due to continued weakness in the residential construction loan portfolio. The net interest margin for the first quarter of 2009 was 2.39%.
In February 2009, the U.S. Department of Treasury invested $83.6 million in the Company in the form of senior preferred stock and a related warrant to purchase common stock on the standard terms and conditions of the TARP Capital Purchase Program. The senior preferred stock bears a five percent dividend for each of the first five years of the investment and nine percent thereafter. The shares are callable by the Company at par at any time subject to prior consultation with the Company’s federal banking regulator. The Treasury Department also received a warrant to purchase 7,418,876 shares of common stock at $1.69 per share for a ten year period.
“Our first quarter results reflect continued deterioration in our residential construction portfolios and our concurrent actions to build our loan loss reserve, which is now 3.24% of total loans,” stated Mike Vea, Chairman, President and CEO. “We are starting to see some positive signs with lower delinquencies and an increase in pending residential unit sales. While not robust, it is an indication that the housing sector may be approaching bottom. Our levels of non-performing loans in the next few quarters will be largely dependent upon the housing sector and our regional economy. We continue to monitor and manage our real estate exposure closely, given the current economic environment. Our consumer and business banking areas continue to perform well,” Vea added.
The net loss for the first quarter of 2009 includes $0.4 million of preferred stock dividends and discount accretion related to the Treasury warrant. It also includes a $4.7 million non-tax deductible mark to market adjustment for the warrant that reduced earnings. The warrant was reflected as a liability because it was not fully exercisable at the time of issuance. In April 2009, the Company’s shareholders approved an increase in the authorized shares of common stock and the issuance of the common stock upon exercise of the warrant, at which point the Company began accounting for the warrant as equity. This reclassification improved the Company’s capital ratios in April 2009, but did not affect those of Integra Bank N.A. The net loss also included a $5.0 million valuation allowance against the Company’s deferred tax asset.
The allowance to total loans increased 65 basis points during the first quarter of 2009, to 3.24% at March 31, 2009, while the allowance to non-performing loans decreased from 43% to 42%. Non-performing loans increased to $189.2 million, or 7.80% of total loans, compared to $150.9 million, or 6.06% of total loans at December 31, 2008. The increase in non-performing loans came primarily within residential construction and development loans, which comprise approximately 67% of total non-performing loans. Other real estate owned increased $0.5 million during the first quarter of 2009, bringing total non-performing assets to $209.1 million at March 31, 2009.
Net interest income was $17.5 million for the first quarter of 2009, compared to $21.4 million for the fourth quarter of 2008, while the net interest margin was 2.39%, compared to 2.86% for the fourth quarter of 2008. A 51 basis point decline in liability costs during the first quarter was outpaced by an 81 basis point decline in earning asset yields. The decline in earning asset yields was driven by the increase in non-accrual loans, actions taken to improve liquidity, and the impact of the yield curve.

Total assets increased $198.4 million during the first quarter of 2009, driven by an increase in cash and due from banks of $291.4 million. The increase in short-term liquid funds was funded by the $83.6 million Treasury Department investment, an increase in time deposits of $128.3 million, increases in low cost deposits, which include non-interest checking, NOW and savings deposits of $72.9 million and decreases in loans and securities totaling $84.8 million. The increase in short-term liquid funds improved liquidity, but had a negative impact on the net interest margin. During the quarter, Integra Bank issued a $50 million, 2.625% senior unsecured note due in 2012 on a pooled basis as part of the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
Commercial loan average balances increased $3.5 million in the first quarter of 2009, or 0.8% on an annualized basis. This included growth in commercial real estate of $10.8 million, or 3.4% annualized, and a decline in commercial and industrial of $7.3 million, or 5.5% annualized. The growth in commercial real estate came primarily from fundings of previously committed construction loans.
Non-interest income was $5.5 million for the first quarter of 2009, compared to $5.8 million for the fourth quarter of 2008 and included $2.5 million of branch sale gains, other-than-temporary securities impairment of $1.2 million and the $4.7 million non-tax deductible mark to market adjustment for the Treasury warrant that reduced non-interest income. The fourth quarter of 2008 included other-than-temporary securities impairment of $4.3 million. Deposit service charges, which are typically lower during the first quarter of each year, declined $1.0 million from the fourth quarter of 2008 and $0.3 million from the first quarter of 2008.
Non-interest expense for the first quarter of 2009 was $29.5 million, compared to $99.6 million for the fourth quarter of 2008, which included $74.8 million of goodwill impairment. Loan and other real estate owned expenses increased $4.4 million from the fourth quarter of 2008.
The income tax benefit for the first quarter of 2009 was $9.8 million. The tax benefit was a result of the net loss, the impact of low income housing tax credits and tax free loan, municipal security and bank-owned life insurance income, partially offset by a $5.0 million federal and state income tax valuation allowance.
Integra Bank’s ratios remain above the regulatory minimum for well capitalized status.
On April 9, 2009, the Financial Accounting Standards Board issued three Final Staff Positions (FSPs) that provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. Integra did not elect to early adopt these standards and will adopt them during the second quarter of 2009.
Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook on, Thursday, April 30, 2009, at 10:00 a.m. CT. The telephone number for the conference call is 877-675-4752, confirmation code 1545186. The conference call will also be available by webcast at http://www.integrabank.com.
About Integra
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of March 31, 2009, Integra has $3.6 billion in total assets and operates 75 banking centers and 125 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the effects of the current recession in the markets in which we primarily do business; (2) changes in the interest rate environment that reduce our net interest margin; (3) unanticipated additional charge-offs and loan loss provisions; (4) our ability to maintain required capital levels and adequate sources of funding and liquidity; (5) additional declines in value of our investment securities portfolio, including adverse developments affecting the issuers of trust preferred securities we hold; (6) changes and trends in capital markets; (7) competitive pressures from other depository institutions that increase our funding costs; (8) unanticipated effects or changes in critical accounting policies and judgments; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect us or the banking industry; (10) our ability to attract and retain key personnel; (11) our ability to fully utilize our deferred tax asset; (12) our ability to maintain security for confidential information in our computer systems and telecommunications network; (13) the effects of our participation in the Capital Purchase Program and possible changes to that program; (14) increases in insurance premiums we pay to the Federal Deposit Insurance Corporation and (15) damage to our reputation as a result of the foregoing, including our ability to retain customers and attract new ones, our cost of funding and our level of liquidity as well as other factors we describe in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.
Contacts:
Mike Vea, Chairman, President and CEO — 812-464-9604
Martin Zorn, EVP-Chief Operating Officer and Chief Financial Officer — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677
Web site:
http://www.integrabank.com

Summary Operating Results Data
Here is a summary of Integra’s first quarter 2009 operating results:
Net income (loss) available to common shareholders of $(28.5) million for first quarter 2009
•	Compared with $(81.6) million for fourth quarter 2008

•	Compared with $5.0 million for first quarter 2008
Diluted net income (loss) per common share of $(1.37) for first quarter 2009
•	Compared with $(3.97) for fourth quarter 2008
•	Compared with $0.24 for first quarter 2008
Return on assets of (3.25)% for first quarter 2009
•	Compared with (9.57)% for fourth quarter 2008
•	Compared with 0.59% for first quarter 2008
Return on common equity of (56.62)% for first quarter 2009
•	Compared with (119.82)% for fourth quarter 2008
•	Compared with 6.01% for first quarter 2008
Net interest margin of 2.39% for first quarter 2009
•	Compared with 2.86% for fourth quarter 2008
•	Compared with 3.23% for first quarter 2008
Allowance for loan losses of $78.5 million or 3.24% of loans at March 31, 2009
•	Compared with $64.4 million or 2.59% at December 31, 2008
•	Compared with $28.6 million or 1.22% at March 31, 2008
•	Equaled 41.5% of non-performing loans at March 31, 2009, compared with 42.7% at December 31, 2008 and 95.11% at March 31, 2008
Non-performing loans of $189.2 million or 7.80% of loans at March 31, 2009
•	Compared with $150.9 million or 6.06% of loans at December 31, 2008
•	Compared with $30.1 million or 1.28% at March 31, 2008
Annualized net charge-off rate of 2.86% for first quarter 2009
•	Compared with 2.48% for fourth quarter 2008
•	Compared with 0.40% for first quarter 2008

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,	March 31,
	2009	2008	2008
ASSETS
Cash and due from banks	$353,743	$62,354	$81,156
Federal funds sold and other short-term investments	514	419	3,992
Loans held for sale (at lower of cost or market value)	7,956	5,776	6,480
Securities available for sale	541,883	561,739	632,758
Regulatory stock	29,137	29,155	29,181
Loans:
Commercial loans	1,828,731	1,850,043	1,660,472
Consumer loans	409,255	432,183	419,577
Mortgage loans	188,013	208,017	260,701
Less: Allowance for loan losses	(78,525)	(64,437)	(28,590)

Net loans	2,347,474	2,425,806	2,312,160
Premises and equipment	46,834	48,500	50,228
Goodwill	—	—	122,824
Other intangible assets	9,507	9,928	11,221
Other assets	218,485	213,423	150,610

TOTAL ASSETS	$3,555,533	$3,357,100	$3,400,610

LIABILITIES
Deposits:
Non-interest-bearing demand	$299,454	$284,032	$295,942
Savings & interest checking	657,826	600,374	555,844
Money market	340,084	301,411	390,610
Certificates of deposit and other time deposits	1,282,679	1,154,375	1,065,727

Total deposits	2,580,043	2,340,192	2,308,123
Short-term borrowings	277,040	415,006	367,022
Long-term borrowings	392,562	360,917	360,754
Other liabilities	44,386	36,194	33,561

TOTAL LIABILITIES	3,294,031	3,152,309	3,069,460

SHAREHOLDERS’ EQUITY
Preferred stock — $1,000 par value - 1,000,000 shares authorized	81,761	—	—
Common stock — $1.00 stated value - 29,000,000 shares authorized	20,745	20,749	20,657
Additional paid-in capital	209,168	208,732	207,332
Retained earnings	(44,435)	(15,754)	104,247
Accumulated other comprehensive income (loss)	(5,737)	(8,936)	(1,086)

TOTAL SHAREHOLDERS’ EQUITY	261,502	204,791	331,150

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,555,533	$3,357,100	$3,400,610

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008
INTEREST INCOME
Interest and fees on loans and leases	$25,952	$33,235	$35,201	$35,777	$38,782
Interest and dividends on securities available for sale	6,474	6,811	6,605	6,909	7,267
Interest on securities held for trading	—	—	—	45	525
Dividends on regulatory stock	521	103	385	409	376
Interest on loans held for sale	103	85	88	90	103
Interest on federal funds sold and other investments	93	10	26	30	38

Total interest income	33,143	40,244	42,305	43,260	47,091

INTEREST EXPENSE
Interest on deposits	12,187	13,532	12,888	12,851	16,392
Interest on short-term borrowings	763	1,447	1,995	1,955	2,166
Interest on long-term borrowings	2,710	3,828	3,562	3,288	5,015

Total interest expense	15,660	18,807	18,445	18,094	23,573

NET INTEREST INCOME	17,483	21,437	23,860	25,166	23,518
Provision for loan losses	31,394	38,169	17,978	6,003	3,634

Net interest income after provision for loan losses	(13,911)	(16,732)	5,882	19,163	19,884

NON-INTEREST INCOME
Service charges on deposit accounts	4,413	5,436	5,884	5,059	4,699
Trust income	459	470	573	554	559
Debit card income-interchange	1,257	1,281	1,358	1,376	1,243
Other service charges and fees	1,093	1,142	1,103	1,315	1,579
Securities gains (losses)	(1,170)	(4,309)	13	(6,299)	24
Gain (Loss) on sale of other assets	2,496	(3)	(47)	(12)	—
Warrant fair value adjustment	(4,738)	—	—	—	—
Other	1,682	1,742	1,300	1,019	2,630

Total non-interest income	5,492	5,759	10,184	3,012	10,734

NON-INTEREST EXPENSE
Salaries and employee benefits	12,075	11,442	12,125	12,446	12,394
Occupancy	2,581	2,657	2,621	2,541	2,560
Equipment	849	875	974	955	928
Professional fees	1,730	1,816	1,390	1,317	1,218
Communication and transportation	1,161	1,248	1,223	1,371	1,222
Loan and OREO expense	5,448	1,028	870	430	452
Goodwill impairment	—	74,824	48,000	—	—
Other	5,629	5,678	4,984	5,117	5,347

Total non-interest expense	29,473	99,568	72,187	24,177	24,121

Income (Loss) before income taxes	(37,892)	(110,541)	(56,121)	(2,002)	6,497
Income taxes expense (benefit)	(9,831)	(28,919)	(22,794)	(1,103)	1,524

Net Income (loss)	(28,061)	(81,622)	(33,327)	(899)	4,973
Preferred stock dividends and discount accretion	413	—	—	—	—

Net income (loss) available to common shareholders	$(28,474)	$(81,622)	$(33,327)	$(899)	$4,973

Earnings (Loss) per common share:
Basic	$(1.37)	$(3.97)	$(1.62)	$(0.04)	$0.24
Diluted	(1.37)	(3.97)	(1.62)	(0.04)	0.24

Weighted average common shares outstanding:
Basic	20,732	20,569	20,567	20,554	20,537
Diluted	20,732	20,569	20,567	20,554	20,544

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008
EARNINGS DATA
Net Interest Income (tax-equivalent)	$18,135	$22,111	$24,513	$25,821	$24,268
Net Income (Loss)	(28,061)	(81,622)	(33,327)	(899)	4,973

COMMON SHARE DATA
Net Income (Loss)	(28,474)	(81,622)	(33,327)	(899)	4,973
Basic Earnings Per Share	(1.37)	(3.97)	(1.62)	(0.04)	0.24
Diluted Earnings Per Share	(1.37)	(3.97)	(1.62)	(0.04)	0.24
Dividends Declared	0.01	0.01	0.01	0.18	0.18
Tangible Book Value	8.21	9.39	9.22	8.95	9.54

PERFORMANCE RATIOS
Return on Assets	(3.25)%	(9.57)%	(3.93)%	(0.11)%	0.59%
Return on Common Equity	(56.62)	(119.82)	(41.36)	(1.09)	6.01
Net Interest Margin (tax-equivalent)	2.39	2.86	3.22	3.43	3.23
Tier 1 Risk-Based Capital	10.01	7.68	9.05	9.13	9.37
Total Risk-Based Capital	11.73	9.75	11.03	11.13	11.51
Tangible Common Equity to Tangible Assets	4.80	5.82	5.85	5.69	6.03
Efficiency Ratio	107.66	75.55	68.49	67.59	67.73

AT PERIOD END
Assets	$3,555,533	$3,357,100	$3,356,842	$3,401,210	$3,400,610
Interest-Earning Assets	3,005,489	3,087,332	3,026,227	3,019,211	3,013,161
Commercial Loans	1,828,731	1,850,043	1,808,343	1,744,943	1,660,472
Consumer Loans	409,255	432,183	431,106	427,952	419,577
Mortgage Loans	188,013	208,017	221,361	237,102	260,701
Total Loans	2,425,999	2,490,243	2,460,810	2,409,997	2,340,750
Deposits	2,580,043	2,340,192	2,385,794	2,323,648	2,308,123
Low Cost Deposits (1)	957,280	884,406	834,853	868,402	851,786
Interest-Bearing Liabilities	2,950,191	2,832,083	2,773,566	2,749,603	2,739,957
Shareholders’ Equity	261,502	204,791	276,588	319,464	331,150
Unrealized Gains (Losses) on Market Securities (FASB 115)	(5,150)	(8,509)	(17,515)	(7,737)	(334)

AVERAGE BALANCES
Assets	$3,500,401	$3,393,237	$3,377,261	$3,371,944	$3,373,865
Interest-Earning Assets (2)	3,053,716	3,087,179	3,038,943	3,022,425	3,017,241
Commercial Loans	1,840,457	1,836,979	1,776,275	1,704,492	1,640,194
Consumer Loans	418,640	432,380	429,042	422,804	420,365
Mortgage Loans	197,016	215,343	228,747	250,449	272,500
Total Loans	2,456,113	2,484,702	2,434,064	2,377,745	2,333,059
Deposits	2,513,377	2,410,344	2,345,027	2,307,609	2,328,697
Low Cost Deposits (1)	912,326	858,521	850,095	850,448	808,935
Interest-Bearing Liabilities	2,936,850	2,806,089	2,746,792	2,728,433	2,734,006
Shareholders’ Equity	233,951	270,998	320,522	330,587	333,085
Basic Common Shares	20,732	20,569	20,567	20,554	20,537
Diluted Common Shares	20,732	20,569	20,567	20,554	20,544

(1)	Defined as interest checking, demand deposit and savings accounts.

(2)	Includes securities available for sale and held for trading at amortized cost.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2009	2008	2008	2008	2008
ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans	$186,770	$150,002	$79,672	$50,162	$27,517
Loans 90+ Days Past Due	2,444	897	5,514	312	2,544

Non-Performing Loans	189,214	150,899	85,186	50,474	30,061
Other Real Estate Owned	19,848	19,396	7,252	5,940	3,267

Non-Performing Assets	$209,062	$170,295	$92,438	$56,414	$33,328

Allowance for Loan Losses:
Beginning Balance	$64,437	$41,766	$31,780	$28,590	$27,261
Provision for Loan Losses	31,394	38,169	17,978	6,003	3,634
Recoveries	330	377	464	315	448
Loans Charged Off	(17,636)	(15,875)	(8,456)	(3,128)	(2,753)

Ending Balance	$78,525	$64,437	$41,766	$31,780	$28,590

Ratios:
Allowance for Loan Losses to Loans	3.24%	2.59%	1.70%	1.32%	1.22%
Allowance for Loan Losses to Average Loans	3.20	2.59	1.72	1.34	1.23
Allowance to Non-performing Loans	41.50	42.70	49.03	62.96	95.11
Non-performing Loans to Loans	7.80	6.06	3.46	2.09	1.28
Non-performing Assets to Loans and Other Real Estate Owned	8.55	6.79	3.75	2.34	1.42
Net Charge-Off Ratio	2.86	2.48	1.31	0.48	0.40

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	4.26%	5.28%	5.70%	5.99%	6.61%
Securities	5.02	5.21	5.12	5.01	5.28
Regulatory Stock	7.14	1.42	5.27	5.61	5.15
Other Earning Assets	8.85	5.74	3.25	3.89	4.93

Total Earning Assets	4.47	5.28	5.63	5.84	6.37

Cost of Funds
Interest Bearing Deposits	2.23	2.53	2.49	2.56	3.21
Other Interest Bearing Liabilities	1.94	3.04	3.18	2.95	4.19
Total Interest Bearing Liabilities	2.16	2.67	2.67	2.67	3.47

Total Interest Expense to Earning Assets	2.08	2.42	2.41	2.41	3.14

Net Interest Margin	2.39%	2.86%	3.22%	3.43%	3.23%